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[LOGO] SeraCare

                                    AGREEMENT

This agreement is intended to clarify and establish the relationship between the Mr. Sam Anderson ("Consultant") and SeraCare, Inc. (the "Company").

                                   I. RECITALS

A. Whereas the Company wishes to retain the services of Consultant to assist the Company in: acquiring existing plasma collection centers; identifying appropriate locations for the startup of new plasma collection centers, and; to assist the Company's entry into the Hyperimmune plasma business by providing contacts, information, assisting the Company in developing an appropriate business plan and strategy, assisting in contract negotiations and providing operational issues guidance.

B. Whereas the Consultant wishes to assist the Company in: acquiring existing plasma collection centers; identifying appropriate locations for the startup of new plasma collection centers, and; to assist the Company's entry into the Hyperimmune plasma business by providing contacts, information, assisting the Company in developing an appropriate business plan and strategy, assisting in contract negotiations and providing operational issues guidance.

C. Whereas the Consultant has also agreed to accept the position of Director of the Company.

                                II. COMPENSATION

A. For his consulting services, Consultant shall receive an annual consulting fee of $50,000.00 payable at the rate of $4,166.67 per month. Consultant shall also be reimbursed for expenses incurred in connection with his efforts on behalf of the Company, providing however that all such costs shall be approved in advance by the Company.

B. For accepting the position of Director of the Company, Consultant shall receive three year options to purchase 30,000 shares of the Company's common stock at $1.50 per share.

                                III. OTHER TERMS

TERM. The term of this agreement is three years beginning April 16, 1996 through April 15, 1999.

NO COMPETING AFFILIATIONS. During the term of this agreement and for a period of one year after termination of this agreement, he will not serve as a consultant, employee or other paid assistant or in any like role or capacity with any other competing or potentially competing company with like operations, business strategies, or objectives except for UNIVAX, the relationship with which has been fully disclosed to the Company as of the effective date of this agreement.

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[LOGO] SeraCare

TERMINATION. This agreement may be terminated by the Company with sixty days written notice under the any of the following conditions:

A. Consultant for any reason becomes unavailable to the Company for more than thirty days; or

B. Consultant refuses or does not participate with the Company in its efforts to: acquire existing plasma collection centers; select new locations to startup new plasma collection centers, and; enter into the Hyperimmune plasma business.

C. Consultant violates the No Competing Affiliations provisions of this agreement.

NOTICES. Any notices, or any other communications required hereunder shall be in writing and shall be deemed to have been given, if mailed, certified or express, postage prepaid, on the date posted or if personally delivered when actually delivered.

CHOICE OF LAW. The parties to this agreement hereby agree that this agreement has been executed and delivered in the state of California and shall be construed, enforced and governed by the laws of California.

ENTIRE AGREEMENT. This agreement supersedes all prior oral and written agreements of the parties pertaining to the subject matter hereof.

NO WAIVER. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provisions hereof, nor shall such a waiver constitute a continuing waiver. If any provision or provisions of this agreement are determined to be unenforceable, the remaining provisions shall stand and be interpreted within the laws of the state of California.

AMENDMENT OR MODIFICATION. This agreement can only be modified or amended by mutual written agreement by all parties to this agreement.

SUCCESSORS AND ASSIGNS. All terms and provisions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors, assigns and heirs.

AGREED AND EXECUTED.

CONSULTANT:

By:  /s/ Sam Anderson                   July 2, 96
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     Sam Anderson                       Date


COMPANY:

By:  /s/ Barry D. Plost                 7/2/96
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     Barry D. Plost                     Date
     President